EXHIBIT 99.1

CONTACT:          CHRISTOPHER G. PAYAN
CHIEF EXECUTIVE OFFICER
(516) 390-2134

FOR IMMEDIATE RELEASE

EMERGING VISION ANNOUNCES CANCELLATION OF ANNUAL MEETING

Garden City, New York, September 20, 2007 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that its Board of Directors has cancelled the Company’s Annual Meeting of Shareholders that was scheduled for Friday, September 21, 2007.  The Board determined that the date of the annual meeting, September 21, 2007, does not fall within the fifty (50) day period following the record date, July 24, 2007, that is required by the Company’s Amended and Restated By-Laws.  The Board intends to schedule an annual meeting for a date in the near future.

Christopher Payan, Chief Executive Officer, commented: “Although the scheduled annual meeting date was providing our shareholders with additional time to evaluate the proposals, our By-Laws shorten the New York statutory period of sixty (60) days between the record date and the annual meeting date.  The Board views these proposals as extremely important to the continued growth of the Company, and believes that it is in the Company’s best interest to cancel the scheduled annual meeting, and to schedule a new annual meeting, so that there could be no question as to the validity of the annual meeting, nor any challenge of the results of the voting thereat.”

About Emerging Vision, Inc.
Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 16 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. Additionally, the Company operates Combine Buying Group, Inc., one of the leading optical purchasing groups in the United States as well as The Optical Group,  one of the leading optical purchasing groups in Canada, each of which provide their members with vendor discounts on optical products.  The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2006.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.